Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2008 RESULTS

XIFAXAN, Bowel Cleansers and Other Product Revenue

Increases 16% Over 2Q2007

2008 Guidance Revised Upward to Reflect Lower Operating Expenses

Rifaximin Phase 3 Non-Constipation IBS Trial Initiated

RALEIGH, NC, August 4, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2008.

Total product revenue was $41.1 million for the second quarter of 2008, compared to $66.7 million for the second quarter of 2007. Total product revenue for the first six months of 2008 was $75.3 million compared to $126.5 million for the first six months of 2007. The decrease in total product revenue for the quarter and six months was due to the genericization of COLAZAL® on December 28, 2007. XIFAXAN® revenue for the second quarter of 2008 was $18.0 million, a 14% increase compared to the second quarter of 2007. XIFAXAN revenue for the first half of 2008 was $34.8 million compared to $31.2 million for the first half of 2007. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $15.7 million for the second quarter of 2008, compared to $11.4 million for the second quarter of 2007. Total product revenue for our bowel cleansing product line was $26.0 million for the first half of 2008 and $22.4 million for the first half of 2007.

Total cost of products sold was $7.1 million for the second quarter and $14.4 million for the first six months of 2008. Gross margin on total product revenue was 82.7% for the second quarter of 2008 compared to 80.4% for the second quarter of 2007 and 80.9% for the first six month of 2008, compared to 80.2% for the first six months of 2007. Research and development expenses were $15.4 million for the second quarter of 2008 and $41.3 million for the first six months of 2008, compared to $19.0 million and $40.8 million, respectively, for the prior year periods. Selling, general and administrative expenses were $23.0 million for the second quarter of 2008, compared to $21.8 million for the second quarter of 2007, and these expenses were $44.1 million and $43.2 million for the first six months of 2008 and 2007, respectively. The Company reported a net loss of $7.1 million, or $0.15 per share, fully diluted, for the second quarter of 2008.

Cash and cash equivalents were $90.9 million on June 30, 2008.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Combined product revenue from XIFAXAN, our bowel cleansing products and other products achieved year-over-year growth of 16% for the second quarter of 2008. We continue to believe several factors should contribute to an increase in product revenue over the coming years, namely the continued growth of our currently marketed products, the commercialization of products currently undergoing FDA review, the expanded contribution of rifaximin if additional indications are approved and the further expansion of our product portfolio via development activities and acquisitions.

“For the third quarter of 2008, based upon information currently available, we expect to generate product revenue of approximately $43 million and report a loss of approximately $0.30 per share, fully diluted. We continue to believe total Company product revenue for 2008 will be approximately $180 million, assuming the approval and launch of granulated mesalamine during 2008. The current annualized run rates, based on dollarizing the latest prescription data, for XIFAXAN, our bowel cleansing product line and other products are approximately $73 million, $64 million, and $28 million, respectively.

“With a second quarter loss of $0.15, we anticipate generating a loss of approximately $1.02 per share, fully diluted, for the year ending December 31, 2008 compared to our previous guidance of a loss of approximately $1.12 for the year. This improvement in loss per share guidance for 2008 reflects a change in the timing of approximately $5 million in operating expenses, primarily associated with the launch of balsalazide tablet, previously anticipated for 2008 and now anticipated for early 2009.”

Carolyn Logan, President and Chief Executive Officer stated, “Our proprietary products continued to grow and progress during the second quarter of 2008. XIFAXAN prescriptions grew 7% year-over-year for both the second quarter and first six months of 2008. Prescription demand for our bowel cleansing products grew 12% and 18%, respectively, for the second quarter and first six months of 2008 compared to the corresponding periods of 2007.

“The acceptance and utilization of XIFAXAN as a treatment for travelers’ diarrhea continued to expand during the second quarter of 2008. We are pleased to announce that the United Nations Medical Services Department recently revised their international travel guidelines to include XIFAXAN and now will include XIFAXAN in travel kits dispensed by the organization.

“The initiation of TARGET 1 and TARGET 2, our Phase 3 multicenter studies to assess the efficacy and safety of rifaximin 550 mg in the treatment of non-constipation irritable bowel syndrome, was the highlight of the second quarter. Based on the most current understanding of irritable bowel syndrome, or IBS, we believe rifaximin, our gut-specific antibiotic, may be a strong candidate for treating this disease that affects approximately 15 percent of the U.S. population.

“On May 16, 2008 the U.S. Food and Drug Administration informed the Company that it considered the balsalazide tablet New Drug Application to be approvable. Subsequently, on

June 30, 2008 the Company submitted a complete response to the FDA’s approvable letter. The FDA has up to six months to review the submission so the Company expects a response from the Agency by December 31, 2008.

“Both rifaximin and balsalazide tablet were topics of interest at the Digestive Disease Week 2008 annual meeting in May. Statistically significant findings from two analyses of the Phase 2b trial of rifaximin for the treatment of diarrhea-associated irritable bowel syndrome presented at DDW provided further support of the potential of rifaximin as a treatment for IBS symptoms. Results of the Phase 3 trial of balsalazide tablet presented at DDW demonstrated that twice-daily balsalazide tablet treatment resulted in significant improvement in rectal bleeding, bowel frequency and bowel healing, as well as emotional and social functions, as early as week 2 compared to placebo. Additional research findings regarding rifaximin, as well as granulated mesalamine, will be presented at the American College of Gastroenterology annual meeting in October.

“In April the Company and its licensor, Norgine B.V., reported that they had received a notice of Paragraph IV Certification on behalf of Novel Laboratories, Inc. advising of the submission of an Abbreviated New Drug Application (ANDA) for MOVIPREP. Salix and Norgine have full confidence in the intellectual property rights that protect MOVIPREP and on May 14, 2008 announced that they had filed a lawsuit in the United States District Court, District of New Jersey, against Novel Laboratories for infringement of Norgine’s patent protecting MOVIPREP. On July 25 the Company received a notice of Paragraph IV Certification on behalf of Novel Laboratories advising of the submission of an ANDA for OSMOPREP. Salix has full confidence in the intellectual property rights that protect OSMOPREP and intends to use all reasonable means at its disposal to continue to vigorously defend and enforce the intellectual property rights protecting its products.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, August 4, 2008. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 718-5104 (U.S. and Canada) or (719) 325-4755 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 5814298.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Vapreotide acetate, metoclopramide-ZYDIS®, balsalazide tablet, granulated mesalamine and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

###

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008 (unaudited)	June 30, 2007 (unaudited)	June 30, 2008 (unaudited)	June 30, 2007 (unaudited)
Revenues:
Net product revenues	$41,071	$66,678	$75,325	$126,463
Revenues from collaborative agreements	—	2,500	—	2,500

Total revenues	41,071	69,178	75,325	128,963

Costs and Expenses:
Cost of products sold	7,114	13,041	14,370	25,046
Fees and costs related to license agreements	105	1,250	1,605	1,450
Amortization of product rights and intangible assets	2,271	2,271	4,542	4,084
Research and development	15,358	18,988	41,256	40,813
Selling, general and administrative	22,967	21,795	44,144	43,211

Total costs and expenses	47,815	57,345	105,917	114,604

Income (loss) from operations	(6,744)	11,833	(30,592)	14,359
Interest and other income, net	149	302	610	1,202

Income (loss) before provision for income tax	(6,595)	12,135	(29,982)	15,561
Provision for income tax	(494)	(1,898)	(1,104)	(2,480)

Net income (loss)	$(7,089)	$10,237	$(31,086)	$13,081

Net income (loss) per share, basic	$(0.15)	$0.22	$(0.65)	$0.28

Net income (loss) per share, diluted	$(0.15)	$0.21	$(0.65)	$0.27

Weighted average shares outstanding, basic	47,763	47,181	47,743	47,137

Weighted average shares outstanding, diluted	47,763	48,766	47,743	48,724

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2008 (unaudited)	December 31, 2007 (audited)
Assets
Cash and cash equivalents	$90,893	$111,272
Accounts receivable, net	37,396	52,208
Inventory, net	24,354	17,676
Other assets	200,596	215,946

Total Assets	$353,239	$397,102

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$89,527	$104,532

Total liabilities	89,527	104,532

Common stock	47	47
Additional paid-in-capital	399,489	397,261
Accumulated deficit	(135,824)	(104,738)

Total stockholders’ equity	263,712	292,570

Total Liabilities and Stockholders’ Equity	$353,239	$397,102